UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2010

The Advisory Board Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2445 M Street, NW, Washington, District of Columbia		20037
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-266-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 3, 2010, The Advisory Board Company (the “Company”) entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with Frank Williams for his employment as executive chairman. The Amended Agreement replaces and supersedes the Employment Agreement, dated as of September 12, 2008 (the “Original Agreement”), between the Company and Mr. Williams, effective as of September 10, 2010, which is the date on which the Original Agreement expired in accordance with its terms. The Amended Agreement provides for a one-year term that will end on the later of August 31, 2011 or the date of the Company’s 2011 annual meeting of stockholders, subject to renewal upon mutual agreement of the Company and Mr. Williams. No changes to Mr. Williams’ compensation were made in the Amended Agreement. Pursuant to the terms of the Amended Agreement, Mr. Williams will continue to receive an annual base salary of $400,000 and will continue to be eligible to participate in the Company’s annual incentive compensation plan.

The other terms of the Amended Agreement are substantially the same as the terms of the Original Agreement, except that some provisions of the Original Agreement were either not included or were modified in the Amended Agreement to be consistent with the policy adopted by the Company’s Compensation Committee in July 2009 that, among other things and absent certain unusual circumstances, generally restricts the Company from entering into any future agreement that (1) provides an executive officer with the right to receive excise tax gross-ups following a change of control or (2) provides for severance payments following a change of control of the Company that does not utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs. The Compensation Committee’s policy is described in the Company’s definitive proxy statement for the Company’s 2010 annual meeting of stockholders filed with the Securities and Exchange Commission on July 28, 2010. Accordingly, consistent with this policy, the Amended Agreement:

•	does not include a provision that would entitle Mr. Williams to reimbursement for any excise taxes imposed under Section 280G and 4999 of the Internal Revenue Code or any gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes; and

•	utilizes a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of or stockholder approval of any such transaction or event.

The Amended Agreement continues to provide Mr. Williams with the following severance benefits in the event Mr. Williams’ employment is terminated by the Company without “cause” or by Mr. Williams for “good reason”: (1) a lump-sum payment equal to one and one-half times Mr. Williams’ then current annual base salary; (2) automatic vesting and exercisability of all of Mr. Williams’ stock-based awards ; and (3) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following termination of employment of Mr. Williams. The Amended Agreement also continues to provide for full vesting acceleration with respect to all stock-based awards held by Mr. Williams as of the date of termination of his employment with the Company due to his death or disability. In the event of a change of control of the Company, the Amended Agreement provides benefits under a so-called “double trigger” arrangement under which severance benefits will be payable only if and when Mr. Williams is involuntarily terminated by the Company without cause or Mr. Williams terminates employment for “good reason” (or defined in the Amended Agreement) after the change of control.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report.

10.1 Amended and Restated Employment Agreement, entered into as of November 3, 2010, by and between The Advisory Board Company and Frank J. Williams.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Advisory Board Company

November 9, 2010	By:	/s/ Michael T. Kirshbaum

Name: Michael T. Kirshbaum
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, entered into as of November 3, 2010, by and between The Advisory Board Company and Frank J. Williams